Exhibit 99.1

Badger Meter Declares Regular Quarterly Dividend and Appoints Todd Adams and Glen Tellock to Board of Directors

MILWAUKEE--(BUSINESS WIRE)--February 10, 2017--The Badger Meter, Inc. (NYSE: BMI) Board of Directors today declared a regular quarterly cash dividend of $0.115 per share to shareholders of record February 28, 2017, payable March 15, 2017. The Company also announced that its Board of Directors authorized a limited, three-year stock repurchase program that allows the Company to purchase up to 400,000 shares on the open market (or in privately negotiated transactions) at prevailing prices, to be used for issuance under the Company’s stock-based employee benefit plans, subject to market conditions, applicable legal requirements and other factors.

The Company also announced the appointments of two directors of the company to fill vacancies created when the Board of Directors increased the number of directors constituting the Board by two to a total of eleven. Todd A. Adams, 46, president and chief executive officer of Rexnord Corporation, and Glen E. Tellock, 55, president and chief executive officer of Lakeside Foods and former chairman, president and chief executive officer of The Manitowoc Company, Inc., have been appointed directors of the Company effective as of February 10, 2017.

Adams joined Rexnord, a global diversified industrial company based in Milwaukee, in 2004. He was appointed senior vice president and chief financial officer in 2008 and president of the company’s water management platform in 2009, before being appointed president and chief executive officer and elected to Rexnord’s board of directors in 2009. Prior to joining Rexnord, Adams held various leadership positions at the Boeing Company, APW Ltd. and Applied Power Inc. (now Actuant Corporation). Adams also serves on the board of Generac Holdings Inc.

Tellock has more than 30 years of experience in global operational and financial leadership. He was named president and chief executive officer of Lakeside Foods in May 2016. Prior to that, he served The Manitowoc Company, one of the world’s largest providers of lifting equipment for the global construction industry, from 1991 to 2015. He held various leadership positions with The Manitowoc Company, including chief financial officer, until his appointment as president and chief executive officer in 2007. He was named chairman, president and chief executive officer in 2009. Prior to The Manitowoc Company, Tellock held roles at The Denver Post Corporation and Ernst & Whinney. He currently serves on the board of Astec Industries, Inc., and previously served on the boards of the Association of Equipment Manufacturers, National Association of Manufacturers and Wisconsin Manufacturers & Commerce.

“Todd and Glen each bring a depth of public-company leadership experience and expertise in managing complex manufacturing operations to our board. Todd’s background in water management solutions and Glen’s experience in leading a multi-billion-dollar global company will be especially valuable to our board and management team,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Current board members Ronald H. Dix and Steven J. Smith are not standing for re-election at the Company’s upcoming annual meeting of shareholders on April 28, 2017, as Mr. Dix has reached the mandatory retirement age and Mr. Smith has elected to focus on various personal and business commitments and not seek an additional term. They will continue to serve as directors until the annual shareholder meeting. Mr. Dix has served on the board since 2005 and Mr. Smith since 2000. “On behalf of our Board of Directors and shareholders, I would like to thank Ron and Steve for their valuable counsel and many years of service to Badger Meter,” said Meeusen.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276